Exhibit 99.1

FOR IMMEDIATE RELEASE	Investor Contact:
Martha Lindeman
312-373-2430

Media Contact:
Matthew Pakula
312-373-2435

PLAYBOY ENTERPRISES, INC. REPORTS
SECOND QUARTER 2010 RESULTS

Strong Growth in Licensing Offset by Litigation Expense,
Restructuring Charge

CHICAGO, Thursday, August 5, 2010 – Playboy Enterprises, Inc. (PEI) (NYSE: PLA, PLAA) today announced a net loss for the second quarter ended June 30, 2010, of $5.4 million, or $0.16 per basic and diluted share, which compares to a net loss in the prior year’s quarter of $8.7 million, or $0.26 per basic and diluted share.  The 2010 second quarter results included a restructuring charge of $1.6 million, while the 2009 second quarter included a $9.1 million restructuring charge, which primarily was related to the closing of the company’s New York office.
Second quarter 2010 segment income was $0.4 million, down from $3.6 million in the prior year, on a 10% decline in revenues to $56.0 million from $62.2 million last year.  Licensing Group segment income increased by 35%, but these gains were more than offset by a loss in the Print/Digital Group, which was due in part to litigation expense related to one of the company’s international editions.  The year-over-year comparison of Print/Digital results also was unfavorably affected by the company’s decision to publish the equivalent of four issues last year versus three in the current year.
Playboy’s Chief Executive Officer Scott Flanders said: “The Licensing Group’s strong performance in the quarter demonstrates the viability of our strategy to transform Playboy from a business operator into a brand management company.  Through the years, we have successfully built a brand with unrivalled global appeal, and our future success hinges on finding partners who can best exploit that popularity.  We already are seeing the benefits of our recent partnerships with AMI and IMG, and additional agreements are in development.

“Our goal of reducing overhead expense is a priority, and previous cost reduction initiatives helped offset the revenue decline in the second quarter,” Flanders said.  “These efforts continue, and the staff reductions we made in the second quarter should yield annual savings of approximately $3.0 million.
“Looking to the second half of 2010, we expect the Print/Digital Group to return to modest profitability and to see continued solid growth in the Licensing Group’s results.  In TV, competition remains intense, and we are likely to see a decline in second half Entertainment Group profits compared to last year as a result.  Although we are developing a new look and programming for Playboy TV, we do not expect to launch the new shows until the fourth quarter.  We continue to make progress across our businesses in this transition year and look forward to building on our accomplishments,” Flanders said.

Entertainment
The Entertainment Group’s second quarter 2010 segment income was $1.6 million, down $0.4 million from $2.0 million in the same period last year on a $1.1 million decline in revenues to $22.7 million from $23.8 million.  Ongoing cost reduction measures helped offset the lower revenue base.
An increase in subscription revenues led to improved 2010 second quarter Playboy TV revenues versus the prior year.  This growth was more than offset by continued weakness in video-on-demand sales, resulting in a 4%, or $0.4 million, decline in domestic TV revenues.  Second quarter international TV revenues were off 9% to $9.4 million versus last year, reflecting softness in some European markets and increased competition from other providers.

Print/Digital
Improved digital results were more than offset by $1.6 million of higher litigation expense and the resulting loss in the print business, which contributed to a second quarter 2010 Print/Digital Group segment loss of $1.2 million.  This compares to segment profit of $2.3 million in the prior year quarter when the company published the equivalent of four issues of Playboy magazine versus three in the current year.  The Group’s year-over-year second quarter revenues declined to $20.9 million from $28.3 million.
In the 2010 second quarter, Playboy magazine circulation and advertising revenues declined as expected compared to last year reflecting both the company’s decision to lower the magazine’s rate base by 42% and to publish last year a combined double issue.  As a result, second quarter domestic magazine revenues were off by $6.2 million, a 38% decline from the prior year.  The magazine’s expense structure benefited from the savings in production, circulation and marketing expense that resulted from the lower rate base, which helped offset the revenue decline.
The company said that it expects to record a 20% increase in third quarter advertising pages compared to last year in part because it will be publishing three issues of Playboy magazine this year versus two in the 2009 third quarter.
As a result of litigation expense, the international publishing business recorded a loss in the 2010 second quarter compared to a profit last year.  The lawsuit related to the termination of a contract for a Mexican edition of Playboy magazine, and, during the quarter, a jury returned a verdict in the company’s favor.

Second quarter 2010 digital results improved compared to the prior year, despite an 8% decline in revenues to $8.2 million.  A reduced cost structure and lower content costs contributed to the year-over-year profit improvement.

Licensing
Segment income for the Licensing Group rose 35% to $6.4 million in the 2010 second quarter compared to $4.8 million last year on 24% growth in revenues to $12.4 million from $10.1 million. Higher sales of consumer products in Europe, Asia and Latin America primarily were responsible for the top- and bottom-line growth in the 2010 second quarter compared to last year.

Corporate and Other
Second quarter 2010 corporate expense rose 17% to $6.4 million from $5.5 million in the same quarter last year.
The company also recorded a restructuring charge of $1.6 million in the 2010 second quarter mainly related to the elimination of 18 positions in Corporate and the Entertainment and Print/Digital Groups. In the comparable 2009 quarter, the company recorded a restructuring charge of $9.1 million primarily due to the closing of its New York office.

Additional information regarding second quarter 2010 earnings will be available on the earnings release conference call, which is being held today, August 5, 2010, at 11:00 a.m. Eastern /10:00 a.m. Central.  The call may be accessed by dialing (800) 895-0198 (for domestic callers) or (785) 424-1053 (for international callers) and using the password: Playboy.  In addition, the call will be webcast.  To listen to the call, please visit http://www.peiinvestor.com and select the Investor Relations section.

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Playboy is one of the most recognized and popular consumer brands in the world. Playboy Enterprises, Inc. is a media and lifestyle company that markets the brand through a wide range of media properties and licensing initiatives. The company publishes Playboy magazine in the United States and abroad and creates content for distribution via television networks, websites, mobile platforms and radio. Through licensing agreements, the Playboy brand appears on a wide range of consumer products in more than 150 countries as well as retail stores and entertainment venues.

FORWARD-LOOKING STATEMENTS
This release contains “forward-looking statements,” as to expectations, beliefs, plans, objectives and future financial performance, and assumptions underlying or concerning the foregoing. We use words such as “may,” “will,” “would,” “could,” “should,” “believes,” “estimates,” “projects,” “potential,” “expects,” “plans,” “anticipates,” “intends,” “continues” and other similar terminology. These forward-looking statements involve known and unknown risks, uncertainties and other factors, which could cause our actual results, performance or outcomes to differ materially from those expressed or implied in the forward-looking statements. We want to caution you not to place undue reliance on any forward-looking statements. We undertake no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise.

The following are some of the important factors that could cause our actual results, performance or outcomes to differ materially from those discussed in the forward-looking statements:

(1)	Foreign, national, state and local government regulations, actions or initiatives, including:
(a) attempts to limit or otherwise regulate the sale, distribution or transmission of adult-oriented materials, including print, television, video, Internet and mobile materials;
(b) attempts to limit or otherwise regulate the sale or distribution of certain consumer products sold by our licensees; or
(c) limitations on the advertisement of tobacco, alcohol and other products which are important sources of advertising revenue for us;
(2)	Risks associated with our foreign operations, including market acceptance and demand for our products and the products of our licensees and other business partners;
(3)	Our ability to effectively manage our exposure to foreign currency exchange rate fluctuations;
(4)
Further changes in general economic conditions, consumer spending habits, viewing patterns, fashion trends or the retail sales environment, which, in each case, could reduce demand for our programming and products and impact our advertising and licensing revenues;

(5)	Our ability to protect our trademarks, copyrights and other intellectual property;
(6)
Risks as a distributor of media content, including our becoming subject to claims for defamation, invasion of privacy, negligence, copyright, patent or trademark infringement and other claims based on the nature and content of the materials we distribute;

(7)	The risk our outstanding litigation could result in settlements or judgments which are material to us;
(8)	Dilution from any potential issuance of common stock or convertible debt in connection with financings or acquisition activities;
(9)	Further competition for advertisers from other publications, media or online providers or decreases in spending by advertisers, either generally or with respect to the men’s market;
(10)	Competition in the television, men’s magazine, Internet, mobile and product licensing markets;
(11)	Attempts by consumers, distributors, merchants or private advocacy groups to exclude our programming or other products from distribution;
(12)
Our television, Internet and mobile businesses’ reliance on third parties for technology and distribution, and any changes in that technology, distribution and/or delays in implementation which might affect our plans, assumptions and financial results;

(13)	Risks associated with losing access to transponders or technical failure of transponders or other transmitting or playback equipment that is beyond our control;
(14)	Competition for channel space on linear or video-on-demand television platforms;
(15)
Failure to maintain our agreements with multiple system operators and direct-to-home, or DTH, operators on favorable terms, as well as any decline in our access to households or acceptance by DTH, cable and/or telephone company systems and the possible resulting cancellation of fee arrangements, pressure on splits or other deterioration of contract terms with operators of these systems;

(16)	Risks that we may not realize the expected sales and profits and other benefits from acquisitions;
(17)	Any charges or costs we incur in connection with restructuring measures we have taken or may take in the future;
(18)	Increases in paper, printing, postage or other manufacturing costs;
(19)	Effects of the consolidation of the single-copy magazine distribution system in the U.S. and risks associated with the financial stability of major magazine wholesalers;
(20)	Effects of the consolidation and/or bankruptcies of television distribution companies;
(21)	Risks associated with the viability of our subscription, ad-supported and e-commerce Internet models;
(22)	Our ability to sublet our excess space may be negatively impacted by the market for commercial rental real estate as well as by the global economy generally;
(23)	The risk that our common stock could be delisted from the New York Stock Exchange, or NYSE, if we fail to meet the NYSE’s continued listing requirements;
(24)	Risks that adverse market conditions in the securities and credit markets may significantly affect our ability to access the capital markets;
(25)
The risk that we will be unable to refinance our 3.00% convertible senior subordinated notes due 2025, or convertible notes, or the risk that we will need to refinance our convertible notes, prior to the first put date of March 15, 2012, at significantly higher interest rates;

(26)
The risk that we are unable to either extend the maturity date of our existing credit facility beyond the current expiration date of January 31, 2011 or establish a new facility with a later maturity date and acceptable terms; and

(27)
Further downward pressure on our operating results and/or further deterioration of economic conditions could result in further impairments of our long-lived assets, including our other intangible assets.

More detailed information about factors that may affect our performance may be found in our filings with the Securities and Exchange Commission, which are available at http://www.sec.gov or at http://www.peiinvestor.com in the Investor Relations section of our website.

Playboy Enterprises, Inc.
Condensed Consolidated Statements of Operations (Unaudited)
(In millions, except per share amounts)

	Quarters Ended
	June 30,
	2010	2009
Net revenues
Entertainment:
Domestic TV	$12.3	$12.7
International TV	9.4	10.4
Other	1.0	0.7
Total Entertainment	22.7	23.8
Print/Digital:
Domestic magazine	10.2	16.4
International magazine	1.4	1.6
Special editions and other	1.1	1.4
Digital	8.2	8.9
Total Print/Digital	20.9	28.3
Licensing:
Consumer products	9.4	6.9
Location-based entertainment	0.9	1.2
Marketing events	1.9	2.0
Other	0.2	-
Total Licensing	12.4	10.1

Total net revenues	$56.0	$62.2

Net loss
Entertainment	$1.6	$2.0
Print/Digital	(1.2)	2.3
Licensing	6.4	4.8
Corporate	(6.4)	(5.5)

Segment income	0.4	3.6

Restructuring expense	(1.6)	(9.1)

Operating loss	(1.2)	(5.5)

Investment income	-	0.7
Interest expense	(2.2)	(2.2)
Amortization of deferred financing fees	(0.1)	(0.1)
Other, net	(1.0)	(0.4)

Loss before income taxes	(4.5)	(7.5)

Income tax expense	(0.9)	(1.2)

Net loss	$(5.4)	$(8.7)

Weighted average number of common shares outstanding
Basic and diluted	33,632	33,441

Basic and diluted loss per common share	$(0.16)	$(0.26)

Playboy Enterprises, Inc.
Condensed Consolidated Statements of Operations (Unaudited)
(In millions, except per share amounts)

	Six Months Ended
	June 30,
	2010	2009
Net revenues
Entertainment:
Domestic TV	$25.7	$26.0
International TV	19.4	21.7
Other	1.6	2.3
Total Entertainment	46.7	50.0
Print/Digital:
Domestic magazine	17.3	29.9
International magazine	2.9	3.3
Special editions and other	2.4	3.0
Digital	16.5	18.2
Total Print/Digital	39.1	54.4
Licensing:
Consumer products	17.9	14.7
Location-based entertainment	1.8	2.3
Marketing events	2.0	2.1
Other	0.6	0.3
Total Licensing	22.3	19.4

Total net revenues	$108.1	$123.8

Net loss
Entertainment	$5.2	$5.0
Print/Digital	(2.3)	(1.3)
Licensing	12.9	10.4
Corporate	(12.2)	(11.8)

Segment income	3.6	2.3

Restructuring expense	(2.3)	(12.3)
Impairment charges	(0.4)	(5.5)

Operating income (loss)	0.9	(15.5)

Investment income	-	0.7
Interest expense	(4.4)	(4.3)
Amortization of deferred financing fees	(0.3)	(0.4)
Other, net	(1.0)	(0.5)

Loss before income taxes	(4.8)	(20.0)

Income tax expense	(1.6)	(2.4)

Net loss	$(6.4)	$(22.4)

Weighted average number of common shares outstanding
Basic and diluted	33,586	33,415

Basic and diluted loss per common share	$(0.19)	$(0.67)

PLAYBOY ENTERPRISES, INC.
Reconciliation of Non-GAAP Financial Information (dollars in millions, except per share amounts)

	Second Quarter Ended June 30,			Six Months Ended June 30,
EBITDA and Adjusted EBITDA	2010	2009	% Inc/(Dec)	2010	2009	% Inc/(Dec)
Net Loss	$(5.4)	$(8.7)	(37.9)	$(6.4)	$(22.4)	(71.4)
Adjusted for:
Income Tax Expense	0.9	1.2	(25.0)	1.6	2.4	(33.3)
Interest Expense	2.2	2.2	-	4.4	4.3	2.3
Amortization of Deferred Financing Fees	0.1	0.1	-	0.3	0.4	(25.0)
Depreciation and Amortization	8.8	9.0	(2.2)	16.9	18.7	(9.6)
EBITDA 1	6.6	3.8	73.7	16.8	3.4	394.1
Adjusted for:
Restructuring Expense	1.6	9.1	(82.4)	2.3	12.3	(81.3)
Stock Options and Restricted Stock Awards	0.3	-	-	0.6	0.2	200.0
Equity in Operations of Investments	-	0.2	(100.0)	0.1	0.2	(50.0)
Impairment Charges	-	-	-	0.4	5.5	(92.7)
Cash Investments in Entertainment Programming	(5.9)	(6.1)	(3.3)	(11.0)	(13.3)	(17.3)
Adjusted EBITDA 2	$2.6	$7.0	(62.9)	$9.2	$8.3	10.8

Net Income (Loss) Before Restructuring and	Second Quarter Ended June 30,			Six Months Ended June 30,
Impairment Charges 3	2010	2009	% Better/(Worse)	2010	2009	% Better/(Worse)
Net Loss	$(5.4)	$(8.7)	37.9	$(6.4)	$(22.4)	71.4
Adjusted for:
Restructuring Expense	1.6	9.1	82.4	2.3	12.3	81.3
Impairment Charges	-	-	-	0.4	5.5	92.7
Net Income (Loss) Before Restructuring and Impairment Charges	$(3.8)	$0.4	-	$(3.7)	$(4.6)	19.6
Basic and Diluted Earnings (Loss) Before Restructuring and
Impairment Charges Per Common Share	$(0.11)	$0.01	-	$(0.11)	$(0.14)	21.4

	Second Quarter Ended June 30,			Six Months Ended June 30,
Financial and Operating Data	2010	2009	% Inc/(Dec)	2010	2009	% Inc/(Dec)
Entertainment
Cash Investments in Entertainment Programming	$5.9	$6.1	(3.3)	$11.0	$13.3	(17.3)
Programming Amortization Expense	$7.1	$7.2	(1.4)	$13.7	$15.2	(9.9)

Print/Digital
Advertising Sales (Playboy-Branded)	$3.1	$4.1	(24.4)	$5.0	$7.5	(33.3)
Digital Content Expense	$1.4	$1.7	(17.6)	$3.0	$3.4	(11.8)
Domestic Magazine Advertising Pages	104.8	66.9	56.7	163.7	125.9	30.0

At June 30
Cash, Cash Equivalents, Marketable Securities and Short-Term Investments	$21.1	$26.1	(19.2)	$21.1	$26.1	(19.2)
Long-Term Financing Obligations	$106.4	$101.9	4.4	$106.4	$101.9	4.4

See notes on accompanying page.

PLAYBOY ENTERPRISES, INC.
Notes to Reconciliation of Non-GAAP Financial Information and Financial and Operating Data

1)
In order to fully assess our financial results, management believes that EBITDA is an appropriate measure for evaluating our operating performance and liquidity, because it reflects the resources available for, among other things, investments in television programming. The resources reflected in EBITDA are not necessarily available for our discretionary use because of legal or functional requirements to conserve funds for capital replacement and expansion, debt service and other commitments and uncertainties. Investors should recognize that EBITDA might not be comparable to similarly titled measures of other companies. EBITDA should be considered in addition to, and not as a substitute for or superior to, any measure of performance, cash flows or liquidity prepared in accordance with generally accepted accounting principles in the United States, or GAAP.

2)
In order to fully assess our financial results, management believes that Adjusted EBITDA is an appropriate measure for evaluating our operating performance and liquidity, because it reflects the resources available for strategic opportunities including, among other things, to invest in the business, make strategic acquisitions and strengthen the balance sheet. In addition, a comparable measure of Adjusted EBITDA is used in our credit facility to, among other things, determine the interest rate that we are charged on borrowings under the credit facility. Investors should recognize that Adjusted EBITDA might not be comparable to similarly titled measures of other companies. Adjusted EBITDA should be considered in addition to, and not as a substitute for or superior to, any measure of performance, cash flows or liquidity prepared in accordance with GAAP.

3)
In order to fully assess our financial results, management believes that Net Income (Loss) Before Restructuring and Impairment Charges is an appropriate measure for evaluating our operating performance and liquidity. Investors should recognize that Net Income (Loss) Before Restructuring and Impairment Charges might not be comparable to similarly titled measures of other companies. Net Income (Loss) Before Restructuring and Impairment Charges should be considered in addition to, and not as a substitute for or superior to, any measure of performance, cash flows or liquidity prepared in accordance with GAAP.